Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports record third quarter

LANSING, Mich., March 19, 2009 – Neogen Corporation (NASDAQ: NEOG) announced today that despite obstacles posed by the declining global economy, its third quarter revenues increased 11% to $27,840,000, a record third quarter for the 26-year-old company, compared to the prior year’s $25,180,000. Year-to-date, nine-month revenues rose 17% in the current fiscal year to $87,831,000 from FY 2008’s $75,299,000.

Year-to-date net income for the first nine months of Neogen’s 2009 fiscal year increased 17% to $10,457,000 from $8,923,000 in FY 2008, or $0.69 per share in the current year from the prior year’s $0.60. Net income in Neogen’s third quarter, which ended Feb. 28, increased to $2,823,000, or $0.19 per share, compared to the prior year’s $2,658,000 ($0.18 per share).

The third quarter was the 64th consecutive profitable quarter from operations for the company, and the 68th quarter of the past 73 quarters to show increased revenues as compared with the previous year.

“Given the global economic situation, particularly in the last quarter, our performance was noteworthy,” said James Herbert, Neogen’s chief executive officer and chairman. “Though most segments of the food and animal industries have been severely impacted, food production will sustain its important position, and food and animal safety will play an ever increasing role. We will continue to work to capture a bigger share of the current market, and to position Neogen well for the new opportunities that will undoubtedly develop.”

“There were clearly some factors in the general global economy that impacted our third quarter performance,” said Lon Bohannon, Neogen’s president and chief operating officer. “Customers have been more reluctant to take the inventory stocking orders that they had in the past. We have also seen a longer decision making process in obtaining approvals for capital expenditures. We expect more normal ordering patterns to return as consumer and business confidence improves.

“I think the fact that Neogen was able to report quarterly revenue and profit growth during this economic downturn is a significant achievement,” Bohannon continued. “We continue to believe that our extensive product line of food and animal safety solutions provides us excellent short-term and long-term growth opportunities.”

“Neogen Europe’s outstanding third-quarter sales performance was almost totally nullified by the weakening British currency,” said Richard Current, Neogen’s chief financial officer. “If you take out the effect of this conversion, and a similar but not as dramatic effect from the Euro, we would have reported a 10% increase in our Food Safety Division’s third quarter sales, when compared to the prior year.”

Neogen’s Lexington, Ky.-based Animal Safety Division led the company’s third quarter revenue increase, with sales up 20% from $11,345,000 in FY 2008 to $13,667,000 in the current year. For the first nine months of FY 2009, the division’s sales increased 29% over the prior year to $42,730,000. The July 2008 addition of disinfectant and cleaning products from the DuPont acquisition accounted for the division’s third quarter revenue gain.

Year-to-date sales of Neogen’s veterinary instruments continue to be strong, increasing by 12% over the prior year. This increase is being driven by the continuing market share gain in the retail market, along with significant sales gains in disposable needles and syringes, including Neogen’s unique detectable veterinary needles. The Animal Safety division also experienced exceptional third quarter sales growth of its Kare line of small animal supplements as well as solid organic growth of 7% for rodenticides and non-DuPont disinfectants. Sales of Neogen’s proprietary substrate reagents to other diagnostic kit manufacturers also continued their strong advance with sales growth of 54% in the third quarter.

Animal Safety’s organic sales growth was offset by an overall decline in third quarter orders placed by distributors as they implemented plans to reduce inventories in response to the economic recession. This was particularly true for distributors selling to the swine, poultry and dairy markets.

The Lansing, Mich.-based Food Safety Division posted sales of $14,173,000 in the three-month period, compared to $13,835,000 in FY 2008. Year-to-date, the Food Safety Division’s revenues, which are comprised entirely of organic sales growth, were up 7% to $45,101,000 for FY 2009. Excluding the impact of currency translation, Food Safety sales growth for the third quarter and on a year-to-date basis would have been 10% and 11%, respectively.

Neogen Europe continued its exceptional growth performance in the quarter, with a unit volume increase of approximately 30% as Neogen’s products continue to gain market acceptance. The Scottish subsidiary’s sales represent a combination of sales of Neogen food safety products produced in the U.S. for the European market, and diagnostics manufactured in Scotland for worldwide distribution.

Sales of Neogen’s food safety diagnostics, including its Soleris™ rapid microbial detection system continue to grow. Soleris product line sales achieved growth of 16% for the quarter. Neogen’s rapid tests to detect food allergens, including milk, peanut and egg residues, increased 46% over the prior year’s comparable third quarter and are up approximately 50% over prior year for the first nine months of the current fiscal year. Sales of Neogen’s unique AccuPoint® test system used for monitoring general sanitation increased 34% in the third quarter bringing year-to-date growth to 15%.

Sales of dairy antibiotic tests declined in the third quarter due exclusively to inventory consolidation and reduction at Neogen’s largest distributor. However, in the third quarter, Neogen cleared the final hurdle to sell its new BetaStar® US dairy antibiotic test by receiving an approval from the FDA and milk shippers organization. Approval of the BetaStar US test opens up the domestic test market for dairy antibiotic residues.

Neogen’s increased focus on accelerating its research and development efforts is now yielding results, as numerous new and improved products are either now ready for the marketplace, or are in their final stages of development. These products include a new soy food allergen test that will detect soy protein in milk, a new simple dipstick test for the mycotoxin fumonisin, a new dairy antibiotic test for the international market that will simultaneously detect beta-lactam antibiotics and tetracyclines, an improved rapid test for pesticides, and improvements to the company’s line of foodborne pathogen tests.

Neogen initiated its current common stock repurchase program on March 6, 2009. As of today, Neogen has spent approximately $1,000,000 in the repurchase program that its board of directors authorized in December 2008.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2009	2008	2009	2008
Revenue
Food Safety	$14,173	$13,835	$45,101	$42,068
Animal Safety	13,667	11,345	42,730	33,231

Total revenue	27,840	25,180	87,831	75,299
Cost of sales	14,813	12,517	43,875	36,168

Gross margin	13,027	12,663	43,956	39,131
Other expenses
Sales & marketing	5,422	4,947	17,053	15,081
Administrative	2,769	2,717	8,382	7,909
Research & development	1,265	1,018	3,436	2,815

Total other expenses	9,456	8,682	28,871	25,805

Operating income	3,571	3,981	15,085	13,326
Other income	602	2	1,047	472

Income before tax	4,173	3,983	16,132	13,798
Income tax	1,350	1,325	5,675	4,875

Net income	$2,823	$2,658	$10,457	$8,923
Net income per diluted share	$0.19	$0.18	$0.69	$0.60
Other information:
Shares to calculate per share	15,097	14,918	15,078	14,792
Depreciation & amortization	$942	$944	$2,892	$2,583
Interest expense	0	0	0	0
Gross margin (% of sales)	46.8%	50.3%	50.0%	52.0%
Operating income (% of sales)	12.8%	15.8%	17.2%	17.7%
Revenue increase vs. FY 2008	10.6%		16.6%
Net income increase vs. FY 2008	6.2%		17.2%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28	May 31
	2009	2008
Assets
Current assets
Cash & securities	$13,731	$14,270
Accounts receivable	21,807	19,384
Inventories	32,867	27,799
Other current assets	4,727	4,178

Total current assets	73,132	65,631
Property & equipment	16,748	16,889
Goodwill & other assets	50,295	43,837

Total assets	$140,175	$126,357

Liabilities & Stockholders’ Equity
Current liabilities	$11,681	$11,136
Long-term lines of credit	—	—
Other long-term liabilities	3,602	3,973
Stockholders’ equity—shares outstanding 14,772 in Feb. & 14,518 in May	124,892	111,248

Total liabilities & stockholders’ equity	$140,175	$126,357

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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